SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.       )

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NovaBay Pharmaceuticals, Inc.

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NOVABAY PHARMACEUTICALS, INC.

5980 Horton Street, Suite 550

Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 12, 2015

To the Stockholders of NovaBay Pharmaceuticals, Inc.:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of NovaBay Pharmaceuticals, Inc., a Delaware corporation. The Annual Meeting will be held on Friday, June 12, 2015, at 2:00 p.m. Pacific Time at Hyatt House Hotel Emeryville, 5800 Shellmound Street, Emeryville, CA 94608, for the following purposes:

1.

To elect the two (2) Class II directors nominated by our Board of Directors to hold office for a term of three (3) years and until their respective successors are elected and qualified. The nominees for election are T. Alex McPherson, M.D., Ph.D., ICD.D and LI Xinzhou.

2.	To ratify the appointment by our Audit Committee of OUM & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

3.	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The record date for the Annual Meeting is April 28, 2015. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Friday, June 12, 2015.

The proxy statement and annual report to security holders are available at www.edocumentview.com/NBY (for all stockholders).

April 30, 2015	By Order of the Board of Directors,

/s/ Mark M. Sieczkarek
Mark M. Sieczkarek Chairman of the Board

         You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

i

NOVABAY PHARMACEUTICALS, INC.

5980 Horton Street, Suite 550

Emeryville, California 94608

PROXY STATEMENT
FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement (the “Proxy Statement”), the accompanying Notice of the Annual Meeting of Stockholders (the “Notice”) and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of NovaBay Pharmaceuticals, Inc., a Delaware corporation (“NovaBay”, the “Company”, “we”, “our”, or “us”), to be voted at the 2015Annual Meeting of Stockholders to be held on Friday, June 12, 2015 (the “Annual Meeting”), and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held at 2:00 p.m. Pacific Time at Hyatt House Hotel Emeryville, 5800 Shellmound Street, Emeryville, California 94608. The Proxy Statement, the Notice, the proxy card and other proxy materials are expected to be mailed on or about April 30, 2015, to all stockholders entitled to vote at the Annual Meeting.

Purpose of Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the Notice and are described in more detail in this Proxy Statement.

Voting; Quorum

The record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting has been fixed as April 28, 2015 (“Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Each stockholder is entitled to one (1) vote for each share of our common stock held by such stockholder as of the Record Date. As of the Record Date, 61,198,437 shares of our common stock were outstanding, and no shares of our preferred stock were outstanding.

The presence at the Annual Meeting, either in person or by proxy duly authorized, of holders of a majority of the voting power of all the outstanding shares of our common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., shares held by a broker, bank or other nominee that are represented at the Annual Meeting, but with respect to which such broker, bank or other nominee is not instructed to vote on a particular proposal and does not have discretionary voting power). Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes and votes marked “WITHHELD” will not be counted towards the tabulation of votes cast on such proposals presented to the stockholders.

Required Votes

For Proposal One, the election of Class II directors, the two (2) nominees nominated by our Board of Directors receiving the highest number of “FOR” votes of our common stock, present or represented by proxy duly authorized and entitled to vote at the Annual Meeting, will be elected. “WITHHELD” votes and broker non-votes will have no effect.

Proposal Two, the ratification of the appointment by our Audit Committee of OUM & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, requires “FOR” votes from a majority of the voting power of the shares present in person or represented by proxy duly authorized and entitled to vote at the Annual Meeting to be approved. Abstentions and broker non-votes will have the same effect as “AGAINST” votes.

Proxies

Please use the enclosed proxy card to vote by mail. If your shares are held in street name, then in lieu of a proxy card, you should receive from your broker, bank or other nominee an instruction form for voting. You must follow the voting instructions you receive from your broker, bank or other nominee. Should you receive more than one proxy card or voting instruction form, it is because your shares are held in multiple accounts or registered in different names or addresses. Please be sure to complete, sign, date and return each proxy card or voting instruction form to ensure all of your shares will be voted. Only proxy cards that have been signed, dated, and timely returned will be counted towards the quorum and entitled to vote.

If the enclosed proxy card is properly signed and returned to us, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board under Proposal One unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal Two described in the Notice and this Proxy Statement.

The enclosed proxy also grants the proxy holders discretionary authority to vote on any other business that may properly come before the Annual Meeting. We have not been notified by any stockholder of his or her intent to present a stockholder proposal at the Annual Meeting.

Effect of Not Voting

Stockholder of Record; Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, over the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner; Shares Registered in the Name of a Broker, Bank or Other Nominee

If you are a beneficial owner and do not instruct your broker, bank or other nominee how to vote your shares, the question of whether your broker, bank or other nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers, banks or other nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management supported. Accordingly, your broker, bank or other nominee may not vote your shares on Proposal One, but may vote your shares on Proposal Two.

Revoking Proxies

If your shares are held in your name, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another signed proxy card with a later date with our Corporate Secretary, Mr. Thomas J. Paulson, at our principal executive offices at 5980 Horton Street, Suite 550, Emeryville, California 94608. If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. If you attend the Annual Meeting and vote by ballot, any proxy you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted. Simply attending the meeting will not, by itself, revoke your proxy. If your shares are held in street name and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from the record holder of your shares and present it at the Annual Meeting. In the absence of a legal proxy issued by the record holder of your shares, your vote in person at the Annual Meeting will not be effective.

Voting by Telephone or through the Internet

If your shares are registered in the name of a broker, bank or other nominee, you may be eligible to vote your shares by telephone or through the Internet. A large number of brokers, banks or other nominees provide eligible stockholders the opportunity to vote in this manner. If your broker, bank or other nominee allows for this, your voting form will provide instructions for such alternative method of voting.

Solicitation

NovaBay will bear the entire cost of proxy solicitation, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the Notice, the proxy card and any additional solicitation materials furnished to the stockholders. Copies of these materials will be furnished to brokers, banks or other nominees holding shares in their names that are beneficially owned by others so they may forward these materials to such beneficial owners. In addition, we may reimburse such persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services.

Results of the Voting at the Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four (4) business days after the Annual Meeting.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Certificate of Incorporation provides for a classified board of directors consisting of three (3) classes of directors, each serving staggered three (3)-year terms. As a result, a portion of our Board will be elected each year.

Our Board currently consists of nine (9) persons. The most recent changes to our Board occurred on April 10, 2015. First, our Board elected LI Xinzhou (“Mr. Li”) as a director. Mr. Li is Chairman and Executive Director of China Pioneer Pharma Holdings Limited (“China Pioneer Pharma”), which is the Company’s largest stockholder. As noted below, Mr. Li is not considered independent and will neither serve on any committees of the Board nor receive any compensation as a director. Second, the Board appointed Mr. Mark M. Sieczkarek, one of our existing directors, as the Chairman of the Board. Mr. Sieczkarek replaces Dr. Ramin Najafi, who continues to serve as NovaBay’s Chief Executive Officer and President. Because Mr. Sieczkarek is already considered an independent director, there is no longer a need for a Lead Independent Director and Dr. T. Alex McPherson, M.D., Ph.D., ICD.D has ceased to be Lead Independent Director.

In addition, two of our current directors, Mr. Tony D.S. Wicks and Mr. Charles J. Cashion, will not stand for re-election at the Annual Meeting. Mr. Wicks is not standing for re-election to the Board because of the director term limits imposed by NovaBay’s Corporate Governance Guidelines. Mr. Cashion advised the Board that he was not standing for re-election since his expertise in managing and reviewing the financials of a research and development company are no longer applicable to NovaBay’s current operations and business strategy. Accordingly, effective with the start of our Annual Meeting, our Board has determined that the size of our Board will consist of seven (7) persons.

In light of the changes described above and upon the recommendation of the Nominating and Corporate Governance Committee of the Board, Mr. Li and Dr. McPherson have been designated Class II directors whose terms expire at the Annual Meeting. Also, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, our Board selected and approved Dr. McPherson and Mr. Li as nominees for election in the class being elected at this Annual Meeting to serve for a term of three (3) years, expiring at the 2018 Annual Meeting of Stockholders, and until their successors are duly elected and qualified or until their earlier resignation or removal. Each nominee has agreed to serve if elected. Management has no reason to believe either of the nominees will be unavailable to serve. In the event either of the nominees named herein is unable to serve or declines to serve at the time of the Annual Meeting, the proxy holders will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below.

Finally, Mr. Paul E. Freiman, Ms. Gail Maderis and Dr. Najafi have been designated Class III directors whose terms expire at the 2016 Annual Meeting of Stockholders. Dr. Massimo Radaelli and Mr. Sieczkarek have been designated Class I directors whose terms expire at the 2017 Annual Meeting of Stockholders.

Required Vote For Stockholder Approval

The two (2) nominees receiving the highest number of affirmative votes of the outstanding shares of our common stock present or represented by proxy duly authorized and entitled to vote at the Annual Meeting shall be elected as directors.

Recommendation of Our Board of Directors

For the reasons described in this Proxy Statement, our Board of Directors recommends unanimously that you vote “FOR” the Class II director nominees listed below.

Directors and Nominees

The names of our directors and nominees (excluding Tony D.S. Wicks and Charles J. Cashion, who will not stand for re-election), their ages, and positions with us as of April 28, 2015, and biographical information about them, are as follows:

Name	Age	Current Position(s)
Ramin Najafi, Ph.D.	56	Chief Executive Officer and President
Paul E. Freiman(1)(2)	80	Director
Gail Maderis(1)(2)(3)	57	Director
T. Alex McPherson, M.D., Ph.D.(4)	76	Director
Massimo Radaelli, Ph.D.(1)(5)	56	Director
Mark M. Sieczkarek(2)(5)(6)	60	Chairman of the Board, Director
LI Xinzhou	51	Director

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(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Will become Chairman of the Audit Committee effective with the Annual Meeting.
(4)	Chairman of the Nominating and Corporate Governance Committee.
(5)	Member of the Nominating and Corporate Governance Committee.
(6)	Will become Chairman of the Compensation Committee effective with the Annual Meeting.

Class II Director Nominees

T. Alex McPherson, M.D., Ph.D., ICD.D, has served as a director of NovaBay since July 2006 and served as the Board’s Lead Independent Director from January 1, 2010 to April 10, 2015, when the position was no longer needed. Dr. McPherson has served as a Professor and Professor Emeritus in the Faculty of Medicine of the University of Alberta since 1969. Previously, Dr. McPherson was president and chief executive officer of Biomira, Inc. (“Biomira”), a biotechnology company specializing in the development of products for the treatment of cancer, from 1991 until his retirement in May 2006. Biomira was recently renamed Oncothyreon and reincorporated in the U.S. (NASDAQ: ONTY). He is a Fellow of the Australasian, Canadian and American Colleges of Physicians and is a past President of both the Alberta and Canadian Medical Associations. He has also served on the board of directors of Carrington Laboratories, Inc. until 2009. Dr. McPherson served as Lead Director of Clean Keys, Inc. from 2011 to 2013. He also served as the Chairman of the Edmonton Chapter of the Institute of Corporate Directors (ICD) of Canada from 2010 to 2014. Dr. McPherson is a current Board member of IR2DX, Inc. and has been since 2011. Dr. McPherson received his M.D. in medicine from the University of Alberta and his Ph.D. from the University of Melbourne. The Board believes Dr. McPherson’s medical background, international industry expertise and his experience in public service bring valuable skills to the Board.

LI Xinzhou (“Mr. Li”) has served as a director of NovaBay since April 10, 2015. Mr. Li is Chairman and Executive Director of China Pioneer Pharma, the exclusive distributor of NovaBay’s NeutroPhase® Skin and Wound Cleanser in China and Southeast Asia, as well as NovaBay’s largest stockholder. Mr. Li has not been appointed to any committees and will not receive compensation for his Board membership. Mr. Li previously served as the Board’s Asia-Pacific advisor for over two (2) years. Mr. Li founded China Pioneer Pharma in July 1996, and is responsible for managing its operations and planning, and for formulating the company’s strategies. He has more than eighteen (18) years of experience in the pharmaceutical services industry and has more than twenty (20) years of experience in international trading and management. Prior to China Pioneer Pharma, Mr. Li worked at the Hainan branch of Sumitomo Corporation. Mr. Li graduated from Jianghan Petroleum Normal School with a diploma in English and studied at the China Europe International Business School. The Board believes that Mr. Li’s extensive knowledge of NovaBay’s products and of the pharmaceutical industry generally, his leadership of a successful company dedicated to the promotion and marketing of imported pharmaceutical products and medical devices, and his expertise in the international area, are all skills that are important to our Board. In addition, as a representative of NovaBay’s largest stockholder, Mr. Li is uniquely positioned to represent stockholder interests.

Directors Whose Terms Continue

Class III Directors – Terms Expiring at the 2016 Annual Meeting

Paul E. Freiman has served as a director of NovaBay since May 2002. He also served as a director of NovaCal Pharmaceuticals (NovaBay’s corporate predecessor) from May 2001 to May 2002. Since January 2009, Mr. Freiman has been an independent pharmaceutical professional and consultant. Mr. Freiman’s prior experience includes serving as the president and chief executive officer of Neurobiological Technologies, Inc. (OTC: NTII) and a member of its board of directors from April 1997 until December 2008. Mr. Freiman’s prior experience also includes serving as the former chairman and chief executive officer of Syntex Corporation (“Syntex”) from 1990 to 1995, which was sold to The Roche Group for $5.3 billion during his tenure. He is credited with much of the marketing success of Syntex’s lead product, Naprosyn, and was responsible for moving the product to over-the-counter status, marketed as Aleve. Mr. Freiman served as chairman of Penwest Pharmaceutical Co. (NASDAQ: PPCO) until 2010, served on the board of directors of Otsuka American Pharmaceuticals, Inc. and Otsuka America, Inc. and served on the board of directors of NeoPharm, Inc. (NASDAQCM: NEOL) until 2010 and Calypte Biomedical Corporation (OTC: CBMC) until September 2009. Mr. Freiman received a B.S. in pharmacy from Fordham University and an honorary doctorate from the Arnold & Marie Schwartz College of Pharmacy. The Board considers Mr. Freiman’s experience guiding Syntex through an acquisition to be an asset to the Board and believes that Mr. Freiman’s prior experiences as a chief executive officer of pharmaceutical companies gives him operational and industry expertise and leadership skills that are important to our Board. In addition, having spent approximately fourteen (14) years as one of our directors, Mr. Freiman has extensive historical knowledge about NovaBay and provides valuable Board continuity.

Gail Maderis has served as a director of NovaBay since October 2010. Before the merger of BayBio with the California Healthcare Institute in early 2015, she served as president and chief executive officer of BayBio, an independent, non-profit trade association serving the life sciences industry in Northern California. Ms. Maderis was previously president and chief executive officer of FivePrime Therapeutics, Inc., a biotechnology company focused on the discovery and development of innovative protein and antibody drugs, and prior to that, held general management positions at Genzyme Corporation, including founder and president of Genzyme Molecular Oncology, a publicly traded division of Genzyme Corporation, and corporate vice president of Genzyme Corporation from 1997 to 2003. Ms. Maderis has been a member of several private company boards, and currently serves on the Board of Opexa Therapeutics, Inc. Ms. Maderis received a B.S. degree in business from the University of California at Berkeley and an M.B.A. from Harvard Business School. The Board considers Ms. Maderis’ prior experience as chief executive officer of FivePrime Therapeutics, Inc. and as president of Genzyme Corporation to be an asset to the Board as it gives her operational and industry experience and leadership skills, and through her experience, she has acquired an extensive network of contacts related to financing, partnering and support services for the industry, that are important to our Board. In addition, the Board believes Ms. Maderis’ experience as chief executive officer of BayBio to be an asset to the Board because it results in Ms. Maderis having visibility into business and policy trends that impact the biopharma industry.

Ramin (“Ron”) Najafi, Ph.D., has served as president of NovaBay since July 2002 and as its chief executive officer since November 2004. In addition, Dr. Najafi served as the chairman of the board from July 2002 until April 2015. Prior to joining us, from January 2000 to June 2002, Dr. Najafi served in various management positions with NovaCal LLC, including as chairman of the board from January 2000 to June 2002, as president and chief scientific officer from February 2002 to June 2002 and as chief executive officer from January 2000 to February 2002. Prior to joining NovaBay, Dr. Najafi held senior management and leadership roles at companies including Applied Biosystems, Rhone Poulenc Rorer (now Sanofi-Aventis), Aldrich Chemical and California Pacific Labs, Inc. where he was president and chief executive officer. Dr. Najafi received his B.S. and M.S. degrees in chemistry from the University of San Francisco and a Ph.D. in organic chemistry from the University of California at Davis. The Board believes Dr. Najafi’s historical knowledge of NovaBay, his senior management experience and his scientific expertise bring valuable leadership skills and industry expertise to the Board.

Class I Directors – Terms Expiring at the 2017 Annual Meeting

Massimo Radaelli, Ph.D., has served as a director of NovaBay since January 2014 and brings over twenty-five (25) years of industry experience to our Board, including senior leadership positions with major European pharmaceutical companies. Dr. Radaelli is currently the president and chief executive officer of Noventia Pharma, a specialty pharmaceutical company focused on orphan drugs for the treatment of rare diseases, in particular for the central nervous system and respiratory. Prior to joining Noventia in May 2009, Dr. Radaelli was president and chief executive officer of Dompé International SA, the international pharmaceutical company of the Dompé Group. He joined Dompé in 1996 as director of corporate business development. Dr. Radaelli is also Executive Chairman of Bioakos Pharma Laboratories, a specialty pharmaceuticals company concentrated in the fields of gynecology, dermatology, ENT and pediatrics and a director of Arriani International, SA, the international subsidiary of Arriani Pharmaceuticals, a pharmaceutical company in Southeastern Europe. Dr. Radaelli received a University Degree in pharmaceutical sciences and a Ph.D. in clinical pharmacology from the University of Milan and an Executive Master of Business from Bocconi University of Milan. Dr. Radaelli was awarded the “Cavaliere della repubblica italiana per meriti speciali,” the highest ranking honor of the Italian Republic. Dr. Radaelli was also awarded the “Grand Office of pro Merito Melitensi of the Sovereign Military Order of the Knights of Malta,” which is one of the highest honors the Italian military can bestow upon a civilian. The Board believes Dr. Radaelli brings significant strategic and international operational industry experience, including expertise in pharmaceutical business development, strategic planning, alliance management, and product development and commercialization. The Board also believes his knowledge of the European, Middle East and Latin American Markets will be helpful in the management of our international partnerships.

Mark M. Sieczkarek has served as a director of NovaBay since January 2014. Mr. Sieczkarek has more than thirty-four (34) years of leadership experience in the pharma, device and diagnostics industries and most recently served as chairman, president and chief executive officer of Solta Medical, Inc. until it was acquired by Valeant Pharmaceuticals International, Inc. in January 2014. Mr. Sieczkarek was also lead director of Solta Medical, Inc. for seven (7) years and served on the audit committee and as head of the compensation committee. Mr. Sieczkarek also served as president and chief executive officer of Conceptus, Inc. from 2003 to 2011. Previously, Mr. Sieczkarek was senior vice president and president of The Americas Region, responsible for the commercial operation of all Bausch & Lomb businesses in the United States, Canada and Latin America. Mr. Sieczkarek joined Bausch & Lomb in 1995 as vice president and controller in the Personal Products division and also served as president of Europe, and a vice president in Corporate Business Development. Previously, Mr. Sieczkarek held an executive level position with KOS Pharmaceuticals, several Bristol Myers-Squibb subsidiaries and Sanofi Diagnostics Pasteur. Mr. Sieczkarek received a MBA degree in Finance from Canisius College in Buffalo, New York, and a B.S. degree in Accounting from the State University of New York at Buffalo. The Board considers Mr. Sieczkarek’s leadership in guiding Solta Medical through an acquisition and leading Conceptus through its successful commercialization prior to its eventual sale to Bayer to be a valuable asset to the Company. The Board also believes that his prior experiences as a chief executive officer of several medical device companies gives him operational and industry expertise that are important to the future growth of NovaBay.

Family Relationships

There are no family relationships among any of our directors, executive officers or director nominees.

CORPORATE GOVERNANCE

Code of Ethics and Business Conduct

Our Board has adopted a Code of Ethics and Business Conduct which applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees. The full text of our Code of Ethics and Business Conduct is available on the Corporate Governance section of our website at www.novabay.com. We intend to disclose future amendments to certain provisions of the Code of Ethics and Business Conduct, and any waivers of provisions of the Code of Ethics and Business Conduct required to be disclosed under the rules of the Securities and Exchange Commission (“SEC”), at the same location on our website.

Director Independence

Our Board has determined that each of its members, other than our chief executive officer Dr. Najafi and Mr. Li, satisfies the requirements for “independence” as defined in the NYSE MKT Company Guide.

Board Committees and Meetings

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each such committee has a written charter that is reviewed annually and revised as appropriate. A copy of each committee’s charter is available on the Corporate Governance section of our website at www.novabay.com.

During the year ended December 31, 2014, the Board and the various committees of the Board held the following number of meetings: Board—eight (8); Audit Committee—four (4); Compensation Committee—nine (9); and Nominating and Corporate Governance Committee—three (3). During 2014, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board and committees of the Board while he or she was serving on such committee.

During most of the regularly scheduled Board meetings, the independent directors met in an executive session. These executive sessions were chaired by the Lead Independent Director, Dr. McPherson, until he ceased to be the Lead Independent Director when Mr. Sieczkarek became Chairman of the Board on April 10, 2015. As Chairman of the Board, Mr. Sieczkarek now leads executive sessions. Following each such meeting, the Lead Independent Director or Chairman of the Board, as the case may be, meets with Dr. Najafi, the Chief Executive Officer, regarding the executive session. The Lead Independent Director or Chairman of the Board, as the case may be, establishes the agenda for each executive session of independent directors, and also determines which, if any, other individuals, including members of management and independent advisors, should attend each such meeting.

Audit Committee. Our 2014 Audit Committee consisted of Messrs. Cashion and Freiman, Dr. Radaelli and Ms. Maderis. Mr. Cashion served as the chairman of the Audit Committee in 2014. However, as Mr. Cashion is not standing for re-election at the Annual Meeting, effective with the Annual Meeting, Ms. Maderis will become the chairman of the Audit Committee. Our Board has determined that each member of the Audit Committee is independent, as defined in the NYSE MKT Company Guide and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Both Mr. Cashion and Ms. Maderis qualify as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The functions of this committee include, but are not limited to:

●	meeting with our management and our independent auditors periodically to consider the adequacy and effectiveness of our disclosure controls and procedures and our internal controls;

●

reporting findings regularly to the Board, including any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, and the performance and independence of our independent auditors;

●	considering and pre-approving all audit and non-audit services to be rendered by our independent auditors;

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appointing, evaluating, engaging and determining the compensation of our independent auditors and overseeing the work of our independent auditors, and when appropriate, dismissing our independent auditors;

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reviewing with management and our independent auditors, prior to public release, our financial statements (including annual and quarterly financial statements in periodic reports to be filed with the SEC);

●	reviewing with our independent auditors all of their significant findings during the year, including the status of previous audit recommendations, and any significant unadjusted audit differences;

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reviewing and discussing with management and our independent auditors the accounting policies that may be viewed as critical, and reviewing and discussing any significant changes in our accounting policies and any accounting and financial reporting proposals that may have a significant impact on our financial reports;

●	resolving disagreements between management and our independent auditors regarding financial reporting;

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inquiring of management, the Chief Financial Officer and/or the Controller, and our independent auditors, about significant risks or exposures and assessing the steps management has taken to minimize such risks; and

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters.

Both our independent auditors and internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to this committee.

Compensation Committee. Our 2014 Compensation Committee consisted of Messrs. Wicks and Sieczkarek, Dr. Freiman and Ms. Maderis. Mr. Wicks served as the chairman of our Compensation Committee in 2014. However, as Mr. Wicks is not standing for re-election at the Annual Meeting, effective with the Annual Meeting, Mr. Sieczkarek will become the chairman of the Compensation Committee. Our Board has determined that each member of the Compensation Committee is independent, as defined in the NYSE MKT Company Guide. The functions and scope of authority of this committee include, but are not limited to:

●

establishing, approving and reviewing the overall corporate policies, goals and objectives for the compensation of our Chief Executive Officer and other executive officers, as well as annually evaluating the performance of our Chief Executive Officer and other executive officers in light of the corporate goals and objectives, and determining and approving the compensation of our Chief Executive Officer and other executive officers;

●

periodically reviewing and making recommendations to the Board concerning our equity and other incentive compensation plans, including the need to amend existing plans or adopt new plans or arrangements;

●

assisting the Board in the administration of our stock option plans and any equity or incentive compensation plans, and making recommendations to the Board as to stock option grants and other discretionary awards under such plans with respect to the administration of such plans as to the executive officers; and

●

reviewing, at least annually, our pension and retirement plans, including any supplemental executive retirement plans, and making recommendations to the Board regarding the need to amend existing plans or adopt new ones for the purpose of implementing the Compensation Committee’s strategy regarding pension and retirement benefits.

The Compensation Committee may delegate its authority to act to subcommittees of the Compensation Committee, as set forth in its charter, but has not done so historically.

Decisions regarding executive compensation are ultimately determined by the Board upon recommendations of the Compensation Committee, which reviews a number of factors in its decisions, including market information about the compensation of executive officers at similar-sized biotechnology companies within our geographic region, or peer group companies, and recommendations from our Chief Executive Officer and Chief Financial Officer. The Chief Executive Officer and Chief Financial Officer attend all meetings of the Compensation Committee except where their respective compensation packages are being discussed and participate in Compensation Committee discussions setting compensation of other officers and employees. This process allows the Compensation Committee to set compensation at levels it believes are appropriate to retain and motivate our Named Executive Officers (as defined below).

Future decisions regarding executive compensation will continue to be the responsibility of our Compensation Committee. In 2014, the Compensation Committee reviewed the salaries of our Named Executive Officers to evaluate the competitiveness of our executive compensation and to determine whether the total compensation paid to each of our Named Executive Officers was reasonable in the aggregate. The Compensation Committee reviewed salary data and compared existing executive salaries with data of companies in the life sciences industry with 50 employees or less. The Compensation Committee determined that the salaries and total compensation paid to our Named Executive Officers was reasonable and no changes were made to either the base salary or target bonus percentages.

Outside director compensation is determined by the entire Board after review and approval by the Compensation Committee. In October 2012, the Board, upon the recommendation of the Compensation Committee, approved the 2013-2014 director compensation program, effective on January 1, 2013, to continue until December 31, 2014. In January 2014, the director compensation program was amended to increase the Lead Independent Director’s annual compensation from $12,000 to $20,000. Each director may elect to take their annual compensation in a combination of options and cash. The director compensation program is described under the caption “Director Compensation” below.

Nominating and Corporate Governance Committee. Our 2014 Nominating and Corporate Governance Committee consisted of Dr. Radaelli, Mr. Sieczkarek and Dr. McPherson. Dr. McPherson is the chairman of our Nominating and Corporate Governance Committee. Our Board has determined that each member of the Nominating and Corporate Governance Committee is independent, as defined in the NYSE MKT Company Guide. The functions of this committee include, but are not limited to:

●	assisting the Board in establishing the minimum qualifications for a director nominee, including the qualities and skills that Board members are expected to possess;

●	leading the search and identifying qualified candidates to become members of our Board;

●	selecting nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

●	selecting candidates to fill vacancies on our Board;

●

reviewing and recommending to the Board a determination with respect to each director’s “independence” under the listing standards, the rules and regulations of the SEC and any other laws applicable to us;

●	receiving, reviewing and responding to director nominations submitted in writing by our stockholders;

●	reviewing and assisting the Board in developing succession plans for the Chief Executive Officer, and ensure that a qualified successor to our Chief Executive Officer is at all times identified;

●

developing, assessing annually, and making recommendations to the Board concerning, appropriate corporate governance policies, including our Code of Ethics and Business Conduct, and monitoring compliance with our Code of Ethics and Business Conduct and other corporate governance policies; and

●	overseeing an annual review of the performance of the full Board and management, and overseeing the annual self-evaluation process of each Board committee.

In connection with its recommendations regarding the composition of the Board, the Nominating and Corporate Governance Committee reviews the appropriate qualities and skills required of directors in the context of the current Board composition. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve our stockholders’ long-term interests. These factors, and others deemed appropriate by the Nominating and Corporate Governance Committee in contributing to our Board’s heterogeneity, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective directors. The Nominating and Corporate Governance Committee leads the search for and selects, or recommends that the Board select, candidates for election to the Board. Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to our Board typically have been suggested by other members of the Board or by our executive officers. From time to time, the Nominating and Corporate Governance Committee may engage the services of a third-party search firm to identify director candidates. The Board strives to achieve a membership of qualified individuals with a mix of qualities that best serve the Company’s needs. Although we do not have a formal written diversity policy, the Nominating and Corporate Governance Committee consults with the Board to determine the most appropriate mix of characteristics, skills and experiences for the Board as a whole to possess at any given time, and will consider diversity in its process to the extent it deems appropriate. For example, the Nominating and Corporate Governance Committee took into account gender diversity in its determination to recommend that Ms. Maderis be appointed to our Board in 2010, and took into account ethnic diversity in its determination to recommend that Mr. Li be appointed to our Board in 2015. To identify the best candidates for the Board’s needs, the Nominating and Corporate Governance Committee considers the following as the minimum qualifications a nominee must have:

●	Experience at a strategic or policymaking level in a business, government, non-profit or academic organization;

●	Be highly accomplished in his or her respective field, with superior credentials and recognition;

●	Be well regarded in the community and possess a long-term reputation for the highest ethical and moral standards;

●	Sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve;

●	Be free of conflicts of interest and potential conflicts of interest, in particular with relationships with other boards; and

●	To the extent such nominee serves or has previously served on other boards, a demonstrated history of actively contributing at board meetings.

The Nominating and Corporate Governance Committee also considers industry experience or qualifications, such as generic, brand or biotech experience, general management or financial experience, and diverse experience in business, education, government, law, technology, regulatory compliance, medicine and science. When considering candidates for election (or re-election) to the Board, the Nominating and Corporate Governance Committee considers the entirety of a candidate’s credentials and background in addition to the specific minimum qualifications outlined above. Moreover, the members of the Nominating and Corporate Governance Committee believe that each member of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters, and no conflicts of interest that interfere with his or her performance as a director.

The Nominating and Corporate Governance Committee will consider candidates for director recommended by our stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement, as described in the Company’s Bylaws (the “Bylaws”) and provided that such recommendations are received within the timeframe required under the caption “Deadline for Receipt of Stockholder Proposals or Nominations” below. Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the Company which are owned of record and beneficially by such nominee, (4) the date(s) on which such shares were acquired and the investment intent of such acquisition, (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (1) the name and address of each Proponent, as they appear on the Company’s books; (2) the class, series and number of shares of the Company that are owned beneficially and of record by each Proponent; (3) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (4) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the Company entitled to vote at the meeting and intend to appear in person or by proxy duly authorized at the meeting to nominate the person(s) specified in the notice; (5) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees; (6) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (7) a description of all Derivative Transactions (defined as any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

The Nominating and Corporate Governance Committee evaluates each candidate, including Board incumbents, based on the same criteria. After a candidate has been contacted and agrees to be considered as a nominee, the Nominating and Corporate Governance Committee will review the candidate’s resume and other credentials and evaluate the expertise and experience that the candidate would provide to the Board and the Company.

Any potential candidates for director nominee, including candidates recommended by stockholders, are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers such factors as it deems appropriate given our current needs and those of our Board, to maintain a balance of knowledge, experience and capability. The Nominating and Corporate Governance Committee reviews directors’ overall service during their term, including the number of meetings attended, level of participation and quality of performance. The Nominating and Corporate Governance Committee also determines whether the nominee would be independent, which determination is based upon applicable NYSE MKT listing standards and applicable SEC rules and regulations. The Nominating and Corporate Governance Committee then compiles a list of potential candidates from suggestions it may receive. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the background and qualifications of possible candidates as it deems appropriate, and then meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any stockholder in connection with the election of directors at the Annual Meeting. Each of the director nominees standing for election at this Annual Meeting is a current director of NovaBay.

Other Board Matters

Board Leadership Structure. Previously, the roles of NovaBay’s Chief Executive Officer and Chairman of the Board were assumed by one person, and our Board determined that it was appropriate to have a Lead Independent Director. Effective January 1, 2010, the Board nominated Dr. McPherson as its Lead Independent Director, and he served in this role until April 10, 2015, when the Board appointed Mr. Sieczkarek as its Chairman. Mr. Sieczkarek is an independent director and hence a separate Lead Independent Director was no longer needed upon his appointment as Chairman. As the Board’s former Lead Independent Director, Dr. McPherson: presided at all Board meetings when the Chairman was not present, including executive sessions of the Board’s independent directors; acted as a liaison to stockholders who requested direct communication with the Board; consulted with the Chairman in setting the agenda for Board meetings and with the Chairman and Chief Executive Officer on matters relating to corporate governance and Board performance; and performed such other duties as the Board delegated to him from time to time.

The Board has considered the matter of board structure and has determined that having an independent, non-executive chairman is the optimal model for NovaBay at this time. This structure allows the Chief Executive Officer to focus on NovaBay’s business operations, while the Chairman can focus on leading the Board in its consideration of strategic issues and monitoring corporate governance and other stockholder issues.

Board’s Role in Risk Oversight. One of the Board’s key functions is informed oversight of NovaBay’s risk management process. The Board does not have a formal risk management committee, but rather administers this oversight function through various standing committees of the Board that address risks inherent in their respective areas of oversight. Our Audit Committee is responsible for considering and discussing financial and enterprise risk exposures, including internal controls, and discusses with management, and the independent registered public accountants, our policies with respect to risk assessment and risk management, including risks related to fraud, liquidity, credit operations and regulatory compliance. In addition, under our whistleblower policy, employees wishing to report concerns or complaints they have related to accounting, auditing and internal controls submit such concerns in confidence, or anonymously if desired, to an outside administrator who forwards such complaints to our Audit Committee chairman. Our Audit Committee monitors the effectiveness of the whistleblower policy. Our Nominating and Corporate Governance Committee monitors the effectiveness of our compliance and ethics policies, including whether they are successful in preventing illegal or improper liability-creating conduct, and our compliance with legal and regulatory requirements, as well as ensures that a qualified successor to the Company’s Chief Executive Officer is at all times identified. Our Compensation Committee monitors NovaBay’s compensation policies to ensure that the compensation packages offered to our executive officers do not present such individuals with the potential to engage in excessive or inappropriate risk-taking activities.

Management is responsible for the day-to-day management of the risks that we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that our risk management processes are adequate and functioning as designed. Our Board’s involvement in risk oversight includes receiving regular reports from members of management and evaluating areas of material risk, including operational, financial, legal, regulatory, strategic and reputational risks. As a smaller reporting company with a small Board of Directors, we believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters.

Annual Meeting Attendance. We do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders; however, directors are encouraged to attend all such meetings. In 2014, all of our directors attended the 2014 Annual Meeting of Stockholders, with the exception of Dr. McPherson who was unable to attend for health reasons.

Stockholder Communications to the Board

Our Board has implemented a process by which stockholders may send written communications directly to the attention of the Board, any committee of the Board or any individual Board member, care of our Corporate Secretary, Mr. Thomas J. Paulson, at 5980 Horton Street, Suite 550, Emeryville, California 94608. The name of any specific intended Board recipient should be noted in the communication. Our Corporate Secretary will be responsible primarily for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or Board matters. Communications that are primarily commercial in nature or related to an improper or irrelevant topic will not be forwarded to the Board.

PROPOSAL TWO:

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board has selected OUM & Co. LLP (“OUM”) as our independent auditors for the fiscal year ending December 31, 2015. We are asking the stockholders to ratify the selection by the Audit Committee of OUM as our independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2015, and to perform other appropriate services. Stockholder ratification of the selection of OUM as our independent auditors is not required by the Bylaws or otherwise. In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in our best interests and our stockholders’ best interests.

A representative of OUM is expected to be present at the Annual Meeting and will have the opportunity to make a brief presentation to the stockholders if he or she so desires and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the fees billed to us for the fiscal years ended December 31, 2014 and 2013, by OUM, our independent registered public accounting firm for such years:

	2014	2013
Audit Fees	$150,167	$120,798
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	22,305	19,990
Total Fees	$172,472	$140,788

Audit Fees. Audit fees consisted of fees billed by OUM for professional services rendered in connection with the audit and quarterly reviews of our consolidated financial statements and other engagements such as comfort letters, consents, and review of documents filed with the SEC.

All Other Fees. All other fees consisted of fees associated with the review of registration statements on Form S-3 and Form S-8 performed by OUM.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

All engagements for services by OUM or other independent registered public accountants are subject to prior approval by the Audit Committee; however, de minimis non-audit services instead may be approved in accordance with applicable SEC rules. The Audit Committee approved all services provided by OUM for the fiscal years ended December 31, 2013 and December 31, 2014.

Required Vote For Stockholder Approval

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and entitled to vote at the Annual Meeting is required for approval.

Recommendation of Our Board of Directors

Our Board of Directors recommends unanimously that you vote “FOR” the ratification of the selection of OUM & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the audited consolidated financial statements of NovaBay Pharmaceuticals, Inc. for the fiscal year ended December 31, 2014, included in the Annual Report on Form 10-K for that year, as amended.

The Audit Committee has reviewed and discussed the audited financial statements of NovaBay for the fiscal year ended December 31, 2014, with NovaBay’s management. The Audit Committee has discussed with NovaBay’s independent registered public accounting firm, OUM & Co. LLP, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has received the written disclosures and the letter from OUM & Co. LLP required by applicable requirements of the PCAOB regarding OUM &Co. LLP’s communications with the Audit Committee concerning independence, and has discussed with OUM &Co. LLP the independence of OUM & Co. LLP.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to NovaBay’s Board of Directors that the audited financial statements be included in NovaBay’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Charles J. Cashion, Chairman Paul E. Freiman Gail Maderis Massimo Radaelli

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The table below sets forth certain information regarding our executive officers as of April 28, 2015.

Name	Age	Current Position(s)
Ramin Najafi, Ph.D.	56	Chief Executive Officer and President
Thomas J. Paulson, M.B.A	68	Chief Financial Officer, Corporate Secretary and Treasurer
Roy Wu, M.B.A.	60	Senior Vice President, Business and Corporate Development
David W. Stroman	70	Senior Vice President, Ophthalmic Product Development
Russell Hoon	62	Senior Vice President

The following is certain biographical information regarding our executive officers. The biography of Dr. Najafi appears earlier in this Proxy Statement in “Directors and Nominees” in Proposal One above.

Thomas J. Paulson, M.B.A., has served as our Chief Financial Officer, Corporate Secretary and Treasurer since January 2008. Prior to joining NovaBay, Mr. Paulson was: (i) a partner at Tatum LLC (“Tatum”), an executive services and consulting firm, which he joined in April 2007, where his job was focused primarily on business development; and (ii) the president and chief executive officer of The Paulson Group, a management consulting company whose clients included high-technology and biotechnology companies, which he founded in February 2006. Tatum is a management consulting firm providing “C” level interim professionals to private and public companies. Immediately prior to forming The Paulson Group, Mr. Paulson was vice president-finance, chief financial officer and secretary of Avigen, Inc. (“Avigen”), then a publicly traded biopharmaceutical company focused on unique and small molecule therapeutics and biologics, from 1996 to January 2006. As Avigen’s chief financial officer, Mr. Paulson was responsible for managing a staff of ten (10) people and oversaw the finance, accounting and human resources department. He also was a member of Avigen’s executive committee. From 1989 to 1994, Mr. Paulson served as chief financial officer, secretary and treasurer of Neurogen Corporation, a publicly traded development stage biotechnology company and held senior management positions at Ciba-Corning Diagnostics, Quidel Corporation and Abbott Laboratories. Mr. Paulson received a B.A. in Business Administration from Loyola University in Chicago and an M.B.A. from the University of Chicago.

Roy Wu, M.B.A., has served as our Senior Vice President for Business and Corporate Development since July 2009. Prior to joining NovaBay, Mr. Wu was the vice president of business development at Genelabs Technologies, Inc. (“GeneLabs”) from 2001 to 2009, where he was responsible for all business development and licensing activities, including search, evaluation, and contract negotiations for all in- and out-license transactions, as well as alliance management and assisting in corporate financing activities. At Genelabs, Mr. Wu completed numerous licensing agreements and research collaborations with companies including Novartis, Gilead Sciences, Tanabe Seiyaku and Affymetrix. Mr. Wu’s prior experience also includes serving as: (i) the vice president of Kissei Pharma USA Inc., from 1999 to 2001, where he also was responsible for clinical development, regulatory affairs and business development; (ii) director of business development at Quintiles-BRI from 1995 to 1997; and (iii) sixteen (16) years at Syntex, where he started as a chemist and was consistently promoted until he became the director of research & development and program planning & management, Japan. Mr. Wu received an M.B.A. in international finance from the University of San Francisco, School of Business and a B.A. in biology from the University of San Francisco.

David W. Stroman, Ph.D., has served as our Senior Vice President, Ophthalmic Product Development since October 2011. Dr. Stroman brings over forty (40) years of pharmaceutical and biotechnology industry to NovaBay, including thirty (30) years in the discovery and development of anti-infectives. Prior to joining NovaBay, Dr. Stroman served in various positions at Alcon for twenty-one (21) years, most recently as Therapeutic Unit Head for Anti-Infectives until his retirement on August 15, 2011. In that position, Dr. Stroman was responsible for setting the strategy and leading all aspects of development of anti-infectives for ocular and otic infections. Dr. Stroman joined Alcon in 1990 to create and lead the Anti-Infective program, and his work was instrumental in achieving extensive label claims compared to competitors for numerous products. Dr. Stroman’s prior experience also includes serving in the Infectious Disease Research Unit of The Upjohn Company in Michigan, and in leading the Biotechnology Unit at Phillips Petroleum Company and its joint ventures with The Salk Institute, Bissendorf Peptide, GmbH, and Baylor College of Medicine. Dr. Stroman received his Ph.D. in Biochemistry and Molecular Biology from the University of Oklahoma Medical School, and a B.S. in Chemistry, with a minor in Mathematics from Bethany Nazarene College, now Southern Nazarene University.

Russell Hoon joined NovaBay in 2011 as Senior Vice President and brought more than thirty (30) years of experience in medical product development, sales, marketing, and management at all levels. Over the course of his career, Mr. Hoon’s expertise has been critical in clinical development, the regulatory approval process, manufacturing scale-up, and sales and marketing of various medical products and devices. To date, Mr. Hoon has brought eight (8) devices to market. Mr. Hoon also holds a process patent as well as several patent applications. Prior to joining NovaBay, Mr. Hoon served as president of Hoon Consulting from March, 2008 to September, 2011, where he assisted biomedical and medical device manufacturers with strategies for bringing new products to market. Before founding that consulting business, Mr. Hoon worked at Xylos Corporation (“Xylos”), a startup medical device manufacturer specializing in biosynthesized cellulose polymers, for ten (10) years, nine (9) of which were as president and chief operating officer and board member, where his responsibilities encompassed operations, business development and research and development. While at Xylos, Mr. Hoon had many accomplishments, which included directing the company from initial start-up through revenue production, developing the management visioning process resulting in a successful business plan, negotiating venture capital funding, scaling up the lab process to pilot plant and full manufacturing facility, coordinating the pre-clinical and clinical trials, achieving the development and FDA clearance of implantable devices, as well as antimicrobial wound care products, and concluding strategic equity investments by major medical device companies which led to two (2) separate business unit sales of the company’s technology in neurosurgery and wound care. He also served as director of marketing and business development at Tutogen Medical Inc. and marketing manager at Integra LifeSciences, among others. Mr. Hoon attended Bowling Green State University.

Summary Compensation Table

The following table shows information regarding the compensation earned during the fiscal years ended December 31, 2014 and December 31, 2013 by (1) our Chief Executive Officer, (2) our Chief Financial Officer, (3) our Senior Vice President of Business Development, and (4) our former Senior Vice President of Product Development, each of whom served as our executive officers in 2014. The officers listed below are collectively referred to as the “Named Executive Officers” in this Proxy Statement.

Name (a)	Fiscal Year (b)	Salary (c)	Bonus (d)	Option/Stock Awards (e)(f)(2)	All Other Compensation (i)	Total (j)
Ramin Najafi, Ph.D. Chief Executive Officer and President	2014 2013	$400,000 $400,000	$78,480(3) $ 40,000(4)	$49,784 $226,997	$8,193(5) $2,670(5)	$536,457 $669,667
Thomas J. Paulson, M.B.A. Chief Financial Officer, Secretary and Treasurer	2014 2013	$277,898 $ 277,898	$40,893(3) $ 38,767(4)	$33,190 $136,217	$2,142(5) $2,240(5)	$354,123 $455,122
Roy Wu Senior Vice President, Business Development	2014 2013	$248,400 $ 248,400	$32,897(3) $ 30,740(4)	$27,658 $ 85,615	$2,514(5) $2,628(5)	$311,469 $367,383
Keith Bley(1) Senior Vice President, Product Development	2014	$ 245,000	$ 5,000	$27,658	$72,036(6)	$349,694

_________________

(1)	Mr. Bley ceased to be an executive officer of NovaBay on December 31, 2014.
(2)

These amounts are not cash compensation, but rather the aggregate fair value of the equity compensation paid to our Named Executive Officers during the fiscal year. The aggregate fair value is computed in accordance with FASB ASC Topic 718. See Note 11 to our consolidated financial statements in our annual report for the year ended December 31, 2014 (the “Annual Report”) regarding assumptions underlying valuation of equity awards.

(3)

The bonus amounts for 2014 include both cash and non-cash compensation. The non-cash compensation was in the form of fully vested restricted stock unit awards granted to each Named Executive Officer in March 2015 as a bonus for services rendered in 2014, the value of which was calculated as set forth in footnote (2) above.

(4)

The bonus amounts for 2013 include both cash and non-cash compensation. The non-cash compensation was in the form of options granted to each Named Executive Officer in April 2014 as a bonus for services rendered in 2013, the value of which was calculated as set forth in footnote (2) above.

(5)	These amounts represent individual life insurance premiums and secured parking fees paid for by the Company.
(6)	This amount includes severance pay ($40,833) plus vacation payout at termination ($28,705) plus parking allowance ($1,440) and life insurance premium ($1,058).

In 2014 and 2013, our Named Executive Officers were awarded stock options under our 2007 Omnibus Incentive Plan (the “2007 Plan”) at an exercise price per share equal to the closing sales price of our common stock on the NYSE MKT on the date of grant. The options granted are not exercisable until vested, and vest as to 25% of the shares underlying the option on the first anniversary of the grant date, with the remainder vesting in twelve (12) equal installments thereafter upon the completion of every three (3) months beginning with the first anniversary date.

In January 2013, Dr. Najafi was granted options to purchase 85,000 shares while Mr. Paulson and Mr. Wu were each granted options to purchase 25,000 shares. In September 2013, as a part of the annual refresh awards to all employees, Dr. Najafi was granted options to purchase 150,000 shares while Mr. Paulson and Mr. Wu were each granted options to purchase 110,000 and 62,000 shares, respectively. In September 2014, as a part of the annual refresh awards to all employees, Dr. Najafi was granted options to purchase 90,000 shares while Mr. Paulson and Mr. Wu were each granted options to purchase 60,000 and 50,000 shares, respectively.

2014 Performance Incentives

The Board, upon the recommendation of the Compensation Committee, established the bonus payments for the 2014 fiscal year to be paid to the Named Executive Officers. The final amount and timing of award payments were at the discretion of the Compensation Committee, and the Compensation Committee could modify the amount of the bonus pool at its discretion, or defer or cancel awards at its discretion. The pre-established target bonuses were 40% of base salary for Dr. Najafi, and 30% of base salary for each of Mr. Paulson, Mr. Wu and Mr. Bley. To establish the bonus payments for 2014 performance, the Compensation Committee applied the criteria previously established by the Compensation Committee for the Company’s bonus structure, and determined that a corporate goal achievement of 45% should be applied to the pre-established target bonuses for the executive officers.

In an effort to conserve cash, the Compensation Committee decided that 30% of the 2014 bonus should be paid in fully vested restricted stock units. The cash portion of the bonus for 2014 performance was paid on March 25, 2015. The number of RSUs granted to each executive officer was calculated by using a stock price of $0.61 (the closing price of one share of Company common stock as reported by the NYSE MKT on March 20, 2015). The resulting awards have a grant date of March 23, 2015, and were fully vested as of the grant date.

2013 Performance Incentives

The Board, upon the recommendation of the Compensation Committee, established the bonus payments for the 2013 fiscal year to be paid to each of Dr. Najafi, Mr. Paulson and Mr. Wu. The final amount and timing of award payments were at the discretion of the Compensation Committee, and the Compensation Committee could modify the amount of the bonus pool at its discretion, or defer or cancel awards at its discretion. The pre-established target bonuses were 40% of base salary for Dr. Najafi, and 30% of base salary for each of Mr. Paulson and Mr. Wu. To establish the bonus payments for 2013 performance, the Compensation Committee applied the criteria previously established by the Compensation Committee for the Company’s bonus structure, and determined that a corporate goal achievement of 25% should be applied to the pre-established target bonuses for the executive officers.

The Compensation Committee also decided that approximately one quarter of the 2013 bonus should be paid in stock options in lieu of cash to conserve cash resources. The cash portion of the bonus for 2013 performance was paid on April 18, 2014. The number of options granted to each executive officer was calculated using a Black-Scholes formula and a stock price of $1.02 (the closing price of one share of Company common stock as reported by the NYSE MKT on April 14, 2014). The resulting options have a grant date of April 15, 2014, and an exercise price of $1.00 (the closing price of one share of Company common stock as reported by the NYSE MKT on April 15, 2014, the grant date). The options were fully vested as of the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the Named Executive Officers as of December 31, 2014. Stock options were granted pursuant to our 2002 Stock Option Plan (“2002 Plan”) and 2005 Stock Option Plan (“2005 Plan”) prior to our initial public offering in October 2007 and pursuant to our 2007 Plan thereafter. All options granted under our 2002 Plan and 2005 Plan were immediately exercisable and subject to a right of repurchase for any shares exercised prior to vesting. The options granted under our 2007 Plan are not exercisable until they have vested.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Securities That Have Not Vested (#)		Market Value of Securities That Have Not Vested ($)(2)

Ramin Najafi, Ph.D.	125,000		–		$3.56	12/13/17
	65,000		–		$1.95	09/05/18
	78,200		–		$1.56	01/28/19
	50,000		–		$1.75	10/06/19
	130,000		–		$1.88	11/15/20
	56,875	(4)	13,125	(4)	$1.09	10/27/21
	96,652		–		$1.44	02/17/22
	36,563		28,437		$1.22	09/26/22
	42,500		42,500		$1.13	01/10/23
	48,675		101,325		$1.71	09/26/23
	–		90,000		$0.75	09/26/24
							12,500	(3)	$7,875

Thomas J. Paulson	200,000		–		$3.80	01/13/18
	44,400		–		$1.95	09/05/18
	26,600		–		$1.56	01/28/19
	38,100		–		$1.75	10/06/19
	70,000		–		$1.88	11/15/20
	45,500	(5)	10,500	(5)	$1.09	10/27/21
	54,709		–		$1.44	02/17/22
	14,063		10,937		$1.22	09/26/22
	12,500		12,500		$1.13	01/10/23
	34,375		75,625		$1.71	09/26/23
	–		60,000		$0.75	09/26/24
							10,000	(3)	$6,300

Roy Wu	112,500	–	$1.95	08/26/19
	37,500	–	$1.95	08/10/20
	40,000	–	$1.88	11/15/20
	38,862	10,500	$1.09	10/27/21
	48,902	–	$1.44	02/17/22
	6,638	–	$1.09	10/27/21
	14,063	10,937	$1.22	09/26/22
	12,500	12,500	$1.13	01/10/23
	19,375	42,625	$1.71	09/26/23
	–	50,000	$0.75	09/26/24

Keith Bley	75,000	75,000	$1.15	03/05/23
	15,938	35,062	$1.71	09/26/23
	–	50,000	$0.75	09/26/24

__________________

(1)

Unless otherwise noted, each option vests as to 25% of the shares underlying the option on the first anniversary of the grant date, with the remainder vesting in twelve (12) equal installments thereafter at the end of each calendar quarter. Options have a term of ten (10) years from the date of grant.

(2)	The market value is calculated by multiplying the number of shares subject to the award by the closing sales price of NovaBay’s common stock on December 31, 2014 of $0.63.
(3)	Reflects unvested shares subject to an RSU award which will vest on October 27, 2015.
(4)

In October 2011, the Company granted refresh grants to all employees and the employees were given the choice of electing to receive refresh grants in the form of either RSAs/RSUs or stock options, or a combination thereof. On October 27, 2014, Dr. Najafi was granted an option to purchase 70,000 shares of our common stock and 50,000 RSUs. 25% of the RSUs will vest on the first anniversary of the date of grant, and the balance shall vest in a series of three (3) equal installments upon the completion of each year beginning October 27, 2012.

(5)

On October 27, 2011, Mr. Paulson was granted an option to purchase 56,000 shares of our common stock and 40,000 RSUs. 25% of the RSUs vest every year commencing on the first anniversary of the grant date.

Employment Contracts and Termination of Employment and Change of Control Arrangements

On March 26, 2012, we entered into a four (4)-year employment agreement, effective as of January 1, 2012, with each of Dr. Najafi, Mr. Paulson and Mr. Wu. Pursuant to the terms of these agreements, the annual salaries for these officers will be at least $366,412 for Dr. Najafi, $257,313 for Mr. Paulson and $230,000 for Mr. Wu, subject to periodic adjustment at the discretion of our Board. Each of the officers is also entitled to five (5) weeks of vacation and to participate in all of our benefit programs that are generally available to similar, high level executives, as well as any additional benefits that may be approved by the Board. Although the Named Executive Officers are employed on an at-will basis, there are severance protection rights embedded in the employment agreements. In the event Dr. Najafi’s employment is terminated for any reason other than for cause, we will be required to pay him an amount equal to eighteen (18) months’ salary at his salary rate as then in effect. Such amounts will be paid in two (2) equal installments, the first on the effective date of termination and the second installment on the 180th day after the date of termination. In the event Mr. Paulson’s employment is terminated for any reason other than for cause, we will be required to pay him an amount equal to twelve (12) months’ salary at his salary rate as then in effect. In the event Mr. Wu’s employment is terminated for any reason other than for cause, we will be required to pay him an amount equal to three (3) months’ salary at his salary rate as then in effect.

In the event Dr. Najafi voluntarily terminates his employment upon reaching the age of 65 or subsequent thereto, we will be required to pay him an amount equal to eighteen (18) months’ salary at his salary rate as then in effect. Such amounts will be paid in two (2) equal installments, the first on the effective date of termination or separation from service and the second installment on the 180th day after the date of termination or separation from service. The Board, on its own, shall have the discretion to pay the compensation for voluntary termination at age 65 or over, in cash or a combination of stock or cash, provided that in no case shall the cash component be less than 25% of the total amount due. No amount is due to any officer in case of termination for cause. Moreover, in the event that Mr. Paulson voluntarily terminates his employment upon reaching the age of 65 or subsequent thereto, we will be required to pay him an amount equal to twelve (12) months’ salary at his salary rate as then in effect.

For purposes of these agreements, “cause” is defined to be (a) termination by the Company if the executive: (i) materially breaches any material terms of the agreement which has caused demonstrable injury to the Company; (ii) commits willful gross acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude taken by the executive in connection with executive responsibilities as an employee and intended to result in substantial personal enrichment; (iii) is convicted of any felony or any crime involving moral turpitude resulting in either case in significant and demonstrable economic harm to the company, provided that no act or failure to act shall be considered “willful” under this definition unless he acted, or failed to act, with an absence of good faith and without a reasonable belief that his action, or failure to act, was in the best interest of the Company; or (iv) fails to achieve milestones and tasks, referred to in the agreement, including but not limited to failure to perform, or continuing to neglect the performance of duties assigned to the executive, which failure or neglect will significantly and adversely affect the Company’s business or business prospects and which failure is due to circumstances within the executive’s reasonable control; or (b) by the executive, unless such termination by the executive is for Constructive Termination. “Constructive Termination” means (i) the assignment or partial assignment of any duties or responsibilities inconsistent in any respect with those customarily associated with the position or those actually provided in the agreement (including status, offices, titles and reporting requirements) to be held by the executive during his employment period, or any other action by the Company that results in a diminution or other reduction or any adverse change in his position, title, authority, duties or responsibilities; (ii) any failure by the Company to comply with any provision of the agreement; (iii) a relocation of his principal place of employment more than thirty-five (35) miles from its current location; (iv) any reduction in his base salary or bonus opportunity; (v) a reduction in the kind or level of his benefits to which he was entitled immediately prior to such reduction; (vi) a material reduction of the facilities and perquisites (including office space and location) or secretarial and administrative support available to him immediately prior to such reduction; (vii) the assignment of duties that are substantially inconsistent with his training, education, professional experience and the job for which he was initially hired; or (viii) the failure of any successor-in-interest to assume all of the obligations of the Company under the agreement.

Director Compensation

The compensation and benefits for services as a member of our Board is determined by our Board. Directors employed by us are not compensated for service on the Board or any committee of the Board; however, we reimburse all directors for any out-of-pocket expenses incurred in connection with attending meetings of our Board and committees of our Board.

In October 2012, the Board, upon the recommendation of the Compensation Committee, approved the 2013-2014 director compensation program, effective on January 1, 2013, to continue until December 31, 2014. The approved director compensation is a combination of options and cash, as follows:

Board Meetings	Chairperson of Committee for Committee Meetings	All Other Members for Committee Meetings

Annual fee of $30,000 in cash and/or options and 15,000 options. Cash compensation is payable quarterly on the first business day of the beginning of the quarter. The options are granted on January 30th of the fiscal year and vest in equal monthly installments over one year

Lead Independent Director – annual cash compensation of $20,000 per year, payable quarterly on the first business day of the beginning of the quarter.

Chairman of the Audit Committee – annual cash compensation of $12,000 per year, payable quarterly on the first business day of the beginning of the quarter.

Chairman of the Compensation Committee - annual cash compensation of $10,000 per year, payable quarterly on the first business day of the beginning of the quarter.

Chairman of the Nominating and Corporate Governance Committee – annual cash compensation of $8,000 per year, payable quarterly on the first business day of the beginning of the quarter.

Member of the Audit Committee - annual cash compensation of $6,000 per year, payable quarterly on the first business day of the beginning of the quarter.

Member of the Nominating and Corporate Governance Committee and the Compensation Committee - annual cash compensation of $5,000 per year, payable quarterly on the first business day of the beginning of the quarter.

Non-employee directors also may be granted additional awards under our equity incentive plans at the discretion of our Board.

The compensation received during 2014 by each director who is not a Named Executive Officer is set forth below.

Name (a)(1)	Fees Earned or Paid in Cash (b)	Option Awards ($) (d)(2)	Total ($) (h)
Charles J. Cashion(3)	$21,000	$32,499	$53,499
Paul E. Freiman(4)	$41,000	$11,499	$52,499
Gail Maderis(5)	$–	$52,499	$52,499
T. Alex McPherson, M.D., Ph.D., ICD.D(6)	$–	$69,499	$64,499
Massimo Radaelli, Ph.D.(7)	$30,000	$22,260	$52,260
Mark M. Sieczkarek(8)	$7,500	$44,760	$52,260
Tony D.S. Wicks(9)	$30,000	$21,499	$51,499
Robert Tuft(10)	$10,250	$31,999	$42,249
Anthony Dailley(10)	$20,000	$11,499	$31,499

_________________

(1)

Ramin Najafi, Ph.D.is not included in this table because during 2014 he was an employee of the Company and therefore received no compensation for his director service. The compensation received by Dr. Najafi as an employee of the Company is shown in the Summary Compensation Table above.

(2)

This amount is not cash compensation, but represents the aggregate fair value of stock option grants received by the Board in 2014. The aggregate fair value is computed in accordance with FASB ASC Topic 718 for the equity awards granted in 2014. See Note 11 to our consolidated financial statements in our Annual Report.

(3)	Mr. Cashion had 377,156 outstanding options at December 31, 2014.
(4)	Mr. Freiman had 293,654 outstanding options at December 31, 2014.

(5)	Ms. Maderis had 388,775 outstanding options at December 31, 2014.
(6)	Dr. McPherson had 526,779 outstanding options at December 31, 2014.
(7)	Dr. Radaelli had 45,000 outstanding options at December 31, 2014.
(8)	Mr. Sieczkarek had 156,234 outstanding options at December 31, 2014.
(9)	Mr. Wicks had 249,068 outstanding options at December 31, 2014.
(10)	Mr. Tufts and Dr. Dailley retired in June of 2014. At December 31, 2014, Mr. Tufts and Dr. Dailley had 162,968 and 194,217 outstanding options, respectively.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates information as of April 28, 2015, regarding the ownership of our common stock by:

●	each person who is known by us to own more than 5% of our shares of common stock;

●	each Named Executive Officer;

●	each of our directors; and

●	all of our directors and executive officers as a group.

The percentage of shares beneficially owned is based on 61,198,437 shares of common stock outstanding as of April 28, 2015. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them and no shares are pledged.

Name and Address of Beneficial Owners(1)	Number of Shares Beneficially Owned	Percent of Class
5% Stockholders (other than Executive Officers and Directors)
China Pioneer Pharma Holdings Limited(2)	10,203,812	16.7%
190 Elgin Avenue, George Town,
Grand Cayman, Cayman Islands KY1-9005

Executive Officers and Directors
Ramin Najafi, Ph.D.(3)	4,115,658	6.6%
Thomas J. Paulson, M.B.A.(4)	383,000	*
Roy Wu, M.B.A.(5)	293,123	*
Charles J. Cashion(6)	366,213	*
Paul E. Freiman(7)	280,744	*
Gail Maderis(8)	318,108	*
T. Alex McPherson, M.D., Ph.D., ICD.D(9)	486,913	*
Massimo Radaelli, Ph.D.(10)	15,625	*
Mark M. Sieczkarek(11)	111,353	*
Tony D.S. Wicks(12)	240,318	*
LI Xinzhou	—	*

All directors and executive officers as a group (13 persons)(13)	7,020,558	10.9%

_______________

*     Less than one percent (1%).

(1)

The address for each director and officer of NovaBay listed is c/o NovaBay Pharmaceuticals, Inc., 5980 Horton Street, Suite 550, Emeryville, California 94608. Number of shares beneficially owned and percent of class is calculated in accordance with SEC rules. A beneficial owner is deemed to beneficially own shares the beneficial owner has the right to acquire within sixty (60) days of April 28, 2015. For purposes of calculating the percent of class held by a single beneficial owner, the shares that such beneficial owner has the right to acquire within sixty (60) days of April 28, 2015 are also deemed to be outstanding; however, such shares are not deemed to be outstanding for purposes of calculating the percentage ownership of any other beneficial owner.

(2)

Director LI Xinzhou is chief executive officer and chairman of China Pioneer Pharma, President of Pioneer Pharma (Singapore) Pte. Ltd. (“Pioneer Singapore”), and Director of Pioneer Pharma (Hong Kong) Company Limited (“Pioneer Hong Kong”). Mr. Li disclaims beneficial ownership of the shares of the Company common stock held by China Pioneer Pharma, Pioneer Singapore, and Pioneer Hong Kong. China Pioneer Pharma has sole voting and investment power with respect to 608,156 of these shares. In addition, China Pioneer Pharma has beneficial ownership of the remaining 9,595,656 shares as a result of its indirect ownership of Pioneer Singapore. Pioneer Singapore is a wholly owned subsidiary of Pioneer Hong Kong and has sole voting and investment power with respect to such 9,595,656 shares. Pioneer Hong is a wholly owned subsidiary of China Pioneer Pharma. The address for Pioneer Hong Kong is: Flat 2605, 26/F Trendy Centre, 682 Castle Peak Road, Lai Chi Kok, Kowloon, Hong Kong. The address for Pioneer Singapore is: 33A Chander Road, Singapore 219539.

(3)

Includes (i) 3,112,000 shares of common stock held by the Najafi Family Trust dated September 13, 2006, of which Dr. Najafi and his spouse are the trustees, (ii) 252,868 held directly by Dr. Najafi, and (iii) 750,790 shares issuable upon exercise of outstanding options which are exercisable as of April 28, 2015, or within sixty (60) days after such date.

(4)

Includes (i) 68,210 shares held directly by Mr. Paulson, and (ii) 314,790 shares issuable upon exercise of outstanding options which are exercisable as of April 28, 2015, or within sixty (60) days after such date.

(5)	Includes 293,123 shares issuable upon exercise of outstanding options which are exercisable as of April 28, 2015, or within sixty (60) days after such date.
(6)

Consists of (i) 29,522 shares held by the Charles J. Cashion and Martha Diane Cashion Trust dated July 27, 1988, and (ii) 336,691 shares issuable upon exercise of outstanding options which are exercisable as of April 28, 2015, or within sixty (60) days after such date.

(7)

Includes (i) 42,137 shares held by the Paul Freiman and Anna Mazzuchi Freiman Trust, of which Mr. Freiman and his spouse are trustees and (ii) 222,987 shares issuable upon exercise of outstanding options which are exercisable as of April 28, 2015, or within sixty (60) days after such date.

(8)

Includes 318,108 shares issuable upon exercise of outstanding options which are exercisable as of April 28, 2015, or within sixty (60) days after such date. The right to exercise these stock options is held by the Gail J. Maderis Revocable Trust dated April 8, 2013.

(9)

Includes (i) 6,700 shares held by the McPherson Family Trust, (ii) 37,693 shares held directly by Dr. McPherson, and (iii) 442,520 shares issuable upon exercise of outstanding options which are exercisable as of April 28, 2015, or within sixty (60) days after such date.

(10)	Includes 15,625 shares issuable upon exercise of outstanding options which are exercisable as of April 28, 2015, or within sixty (60) days after such date.
(11)

Includes (i) 29,800 shares held directly by Mr. Sieczkarek, and (ii) 81,553 shares issuable upon exercise of outstanding options which are exercisable as of April 28, 2015, or within sixty (60) days after such date.

(12)

Consists of (i) 161,690 shares held by the Tony D. Wicks and Anne K. Wicks Revocable Trust, of which Mr. Wicks and his spouse are trustees and (ii) 240,318 issuable upon exercise of outstanding options which are exercisable as of April 28, 2015, or within sixty (60) days after such date.

(13)

Includes 3,368,791 shares issuable upon exercise of outstanding options which are exercisable as of April 28, 2015, or within sixty (60) days after such date, including 352,286 shares subject to stock options held by two executive officers not appearing on the table.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2014, with respect to shares of our common stock that may be issued under existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance under Equity Compensation Plans (excluding some securities reflected in first column)
Equity compensation plans approved by security holders(1)	7,890,123	$1.53	753,005
Equity compensation plans not approved by security holders(2)	152,270	$1.71	—
Total	8,042,393		753,005

————————

(1)

Consists of our 2002 Plan, 2005 Plan and 2007 Plan (collectively, the “Plans”). No additional option grants are being made under the 2002 Plan and the 2005 Plan. The 2007 Plan became effective in October 2007, and 7,438,498 shares were reserved for issuance under that plan at December 31, 2014. An additional 2,006,001 shares were added to the 2007 Plan in January 2015 pursuant to the evergreen provisions of the plan.

(2)

Consists of non-qualified stock options granted outside of our Plans as compensation for services rendered to us in connection with a private placement of our securities. These options were fully vested and exercisable upon grant and expired in March 2015. The exercise prices for such options range from $1.70 to $1.87.

CERTAIN RELATIONSHIPS

AND RELATED TRANSACTIONS

The Company’s Audit Committee has the responsibility of reviewing any possible related party transactions. In conducting its review, the Audit Committee applies the principles of the Company’s Code of Conduct & Ethics and its Conflict of Interest Policy to: (a) the relationship of the related persons to the transaction; (b) the relationship between the Company and the related persons; (c) the importance of the interest to the related persons; and (d) the amount involved in the transaction. Since December 31, 2013, there has not been any transaction, nor is there any proposed transaction, in which NovaBay was a participant, and in which a “related party” of NovaBay had or is expected to have a direct or indirect material interest, in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of NovaBay’s total assets at the end of the last two (2) completed fiscal years, that would require disclosure in this Proxy Statement, except for the following:

In May 2013, we entered into a Warrant Amendment Agreement under which the term of the warrants (the “Warrants”) issued pursuant to that certain Unit Purchase Agreement dated September 13, 2012, between us and Pioneer Singapore were been extended to November 29, 2013, and, in consideration of the extension, Pioneer Singapore guaranteed the exercise of the Warrants prior to such date.

In November 2013, we entered into a Common Stock Purchase Agreement with Pioneer Singapore, pursuant to which: (a) Pioneer Singapore agreed to purchase from us, and we agreed to sell to Pioneer Singapore, five million shares of our common stock for aggregate gross proceeds to us of $5.7 million; and (b) we and Pioneer Singapore agreed to cancel the Warrants and the obligation of Pioneer Singapore to exercise the Warrants.

In January 2014, we and each of Pioneer Pharma Co. Ltd. (“Pioneer”) and Naqu Area Pioneer Pharma Co. Ltd. (“Naqu Pioneer”), affiliates of China Pioneer Pharma, entered into an Assignment and Assumption Agreement pursuant to which Pioneer assigned to Naqu Pioneer all of Pioneer’s rights under that certain Distribution Agreement dated January 9, 2012, between us and Pioneer (the “Pioneer Distribution Agreement”). The value of this agreement is difficult to approximate as regulatory approvals need to be obtained in the various jurisdictions within the territory, and no sales projections have been made.

In February 2014 and May 2014, Pioneer Singapore disgorged to us $29,743 and $75,000, respectively, pursuant to the provisions of Section 16 of the Securities Exchange Act of 1934, in connection with certain purchases of our common stock that were matched against deemed sales as a result of the cancellation of the Warrants.

In December 2014, we and each of Pioneer and Naqu Pioneer amended the Pioneer Distribution Agreement and that certain Distribution Agreement dated September 13, 2012 between us and Naqu Pioneer, respectively, to include exclusive licensing rights to two new products, CelleRx and Avenova (formerly i-Lid Cleanser). The amendments cover the commercialization and distribution of these products in China and 11 countries in Southeast Asia. The value of this agreement is difficult to approximate as regulatory approvals need to be obtained in the various jurisdictions within the territory, and no sales projections have been made for these two new products in these territories.

In March 2015, we entered into a definitive securities purchase agreement (the “Purchase Agreement”) with certain purchasers identified on the signature pages thereto (the “Purchasers”), pursuant to which we issued to the Purchasers immediately separable units (the “Units”) comprising shares (the “Shares”) of the Company’s common stock, warrants with a 5-year term (the “Long-Term Warrants”) to purchase additional shares of the Company’s common stock at $0.65 per share, and warrants with a 15-month term (the “Short-Term Warrants,” and together with the Long-Term Warrants, the “2015 Warrants”) to purchase additional shares of the Company’s common stock at $0.60 per share (the “Private Placement”). Pioneer Singapore participated in the Private Placement, purchasing 2,590,000 Units for an aggregate purchase price of $1,554,000, receiving therefor 2,590,000 Shares, Long-Term Warrants to purchase 1,942,500 shares of the Company’s common stock, and Short-Term Warrants to purchase 2,590,000 shares of the Company’s common stock.

Ramin Najafi, Ph.D., our former Chairman of the Board and current Chief Executive Officer and President, and Mark M. Sieczkarek, a member of our Board and current Chairman of the Board, participated in the Private Placement on the same terms and conditions as Pioneer Singapore. Dr. Najafi and Mr. Sieczkarek each purchased 166,666 Units for an aggregate purchase price of $100,000, receiving therefor 166,666 Shares, Long-Term Warrants to purchase 124,999 shares of the Company’s common stock, and Short-Term Warrants to purchase 166,666 shares of the Company’s common stock.

In compliance with certain NYSE MKT rules regarding related party transactions, the $0.60 per Unit price paid by Pioneer Singapore, Dr. Najafi, and Mr. Sieczkarek was equal to the closing price of our common stock on the last trading day prior to the closing of the Private Placement. While the Private Placement was not specifically reviewed in advance as a related-party transaction, it was approved by our Board and a special finance committee made up of independent directors of our Board. Consistent with our Audit Committee charter, the Audit Committee also reviewed the Private Placement.

In connection with the Private Placement we entered into a registration rights agreement with the Purchasers pursuant to which we have filed a registration statement with the SEC registering the offer and sale of the Shares (including shares underlying the 2015 Warrants).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors and officers and any persons holding more than 10% of our common stock are required to report their ownership of our common stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to report in this Proxy Statement any failure to file by these dates. We believe that, during 2014, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, with the exceptions noted below.

●

Late Forms 4 were filed for Mr. Charles Cashion, Mr. Anthony Dailley, Mr. Paul Freiman, Ms. Gail Maderis, Dr. T. Alex McPherson, Mr. Robert Tufts and Mr. Tony D.S. Wicks, on January 9, 2014 to report the award of options to purchase Company stock that was granted to each such person on January 2, 2014.

●	A late Form 4 was filed for Mr. Anthony Dailley on March 21, 2014 to report the award of options to purchase Company stock that was granted to Mr. Dailley on March 17, 2014.

●	A late Form 4 was filed for China Pioneer Pharma on May 14, 2014 to report the purchase of 426,984 Company shares on May 9, 2014.

In making these statements, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments to these forms, provided to us and the written representations of our directors, executive officers and 10% stockholders. Based solely on our review of copies of the reports on the Section 16(a) forms received by us with respect to the fiscal year ended December 31, 2014, and the written representations received from the reporting persons that no other reports were required, we believe that, except as indicated in the foregoing sentence, all directors, executive officers and persons who own more than 10% of our common stock have complied with the reporting requirements of Section 16(a) and have filed all reports required by such section.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (excluding the exhibits thereto), accompanies the Proxy Statement, the Notice, the proxy card and other proxy materials being mailed to all stockholders. Stockholders may obtain a copy of the Annual Report and any of our other filings with the SEC, without charge, by writing to: Corporate Secretary, NovaBay Pharmaceuticals, Inc., 5980 Horton Street, Suite 550, Emeryville, California 94608. The Annual Report on Form 10-K (including the exhibits thereto) is also available on the SEC’s website at www.sec.gov.

DEADLINE FOR RECEIPT OF
STOCKHOLDER PROPOSALS OR NOMINATIONS

Due Date For Stockholder Proposals and Nominations For Next Year’s Annual Meeting

Under applicable SEC rules, to be considered for inclusion in our proxy materials next year, your proposal must be submitted by January 1, 2016; however, if NovaBay’s 2016 Annual Meeting of Stockholders is not held on or between June 12, 2016 and July 12, 2016, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy materials. All stockholder proposals must comply with applicable rules and regulations adopted by the SEC.

Pursuant to our Bylaws, if you wish to submit a proposal to be included in next year’s proxy materials or nominate a director, you must do so no earlier than the close of business on the 120th day, and not later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting (for next year’s 2016 annual meeting, these dates would be February 13, 2016 and March 14, 2016, respectively); provided, however, that in the event that the date of the 2016 Annual Meeting is held more than thirty (30) days prior to or more than thirty (30) days after June 12, 2016, your notice must be delivered not earlier than the close of business on the 120th day prior to the 2016 Annual Meeting and not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which public announcement of the date of the 2016 Annual Meeting is first made. Stockholders are also advised to review the Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Stockholder proposals must be in writing and should be addressed to our Corporate Secretary, at our principal executive offices at 5980 Horton Street, Suite 550, Emeryville, California 94608. It is recommended that stockholders submitting proposals direct them to our Corporate Secretary and utilize certified mail, return receipt requested, to provide proof of timely receipt. The presiding officer of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in the Bylaws and conditions established by the SEC.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks or other nominees) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other nominee or NovaBay that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker, bank or other nominee or NovaBay that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future, you may (1) notify your broker, bank or other nominee or (2) direct your written request to our Corporate Secretary, NovaBay Pharmaceuticals, Inc., 5980 Horton Street, Suite 550, Emeryville, California 94608, (510) 899-8800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker, bank or other nominee or NovaBay using the above information. In addition, NovaBay will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Annual Report and this Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered.

DIRECTIONS TO ANNUAL MEETING LOCATION

The Annual Meeting will be held at Hyatt House Hotel Emeryville, 5800 Shellmound Street, Emeryville, CA 94608 at 2:00 p.m. Pacific Time on Friday, June 12, 2015. Directions to this location are available at www.edocumentview.com/NBY (for all stockholders).

OTHER BUSINESS

The Board is not aware of any other matter which will be presented for action at the Annual Meeting other than the matters set forth in this Proxy Statement. If any other matter requiring a vote of the stockholders arises, it is intended that the proxy holders will vote the shares they represent as the Board may recommend. The enclosed proxy grants the proxy holders discretionary authority to vote on any such other matters properly brought before the Annual Meeting.

April 30, 2015	By Order of the Board of Directors,

/s/ Mark M. Sieczkarek
Mark M. Sieczkarek Chairman of the Board

PROXY

NOVABAY PHARMACEUTICALS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of NOVABAY PHARMACEUTICALS, INC. (“NovaBay”) hereby appoints RAMIN (“RON”) NAJAFI and THOMAS J. PAULSON, and each of them, proxies of the undersigned, each with full power to act without the other and with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of NovaBay to be held on Friday, June 12, 2015, at 2:00 p.m. Pacific Time at Hyatt House Hotel Emeryville, 5800 Shellmound Street, Emeryville, CA 94608 and at any adjournment or postponement thereof, and to vote all shares by the undersigned of NovaBay’s common stock held of record on April 28, 2015, with all the powers the undersigned would possess if personally present, in accordance with the instructions on the reverse hereof.

The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS BELOW, OR IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE

SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS PROPERLY BROUGHT TO A VOTE AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(continued and to be signed on the reverse side)

(continued from other side)

Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	To elect the two Class II directors named below to hold office until the 2018 Annual Meeting of Stockholders, or until their successors have been duly elected and qualified.

Nominees standing for election:
T. Alex McPherson	[ ] FOR	[ ] WITHHOLD

LI Xinzhou (“Paul Li”)	[ ] FOR	[ ] WITHHOLD

2.	To ratify the appointment by NovaBay’s Audit Committee of OUM & Co. LLP as NovaBay’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND INDICATE NEW ADDRESS	[ ]
MARK HERE IF YOU PLAN TO ATTEND THE MEETING	[ ]

Date:

Signature

Signature

NOTE: This proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title. If the stockholder is a partnership, please sign in the partnership name by authorized person.